Exhibit 99.1

News Release

CONTACT:	Roberta R. Jennings	FOR IMMEDIATE RELEASE
	513/579-4153 (Media)	June 15, 2004
Bradley S. Adams
513/534-0983 (Analysts)

Fifth Third Bancorp Posts Second Quarter 2004 Dividend and Announces

Share Repurchase Program Update

Fifth Third Bancorp (Nasdaq: FITB) today declared its second quarter 2004 cash dividend on its common shares of $.32, an increase of 10 percent over the $.29 per share declared in June 2003. The cash dividend is payable on July 15, 2004 to shareholders of record as of June 30, 2004. The Bancorp will report second quarter financial results on Thursday, July 15, 2004.

Fifth Third Bancorp President & CEO George A. Schaefer, Jr. reports, “We are pleased with our ability to deliver our 115th consecutive quarterly cash dividend to our shareholders. On behalf of our management team and 19,000 employees, we thank our shareholders for their continued confidence.”

Fifth Third Bancorp’s Board of Directors conducted an evaluation of the Company’s stock repurchase program and authorized the Company to acquire in the open market or in any private transaction, from time-to-time and in accordance with applicable laws, rules and regulations, up to 40 million common shares for the issuance of stock based compensation awards and other corporate purposes. Currently, there are approximately two million shares remaining under a previous authorization that will be executed prior to initiating purchases under the new authorization. The Company had approximately 562 million common shares outstanding as of March 31, 2004.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $94 billion in assets, operates 17 affiliates with 991 full-service Banking Centers, including 130 Bank Mart® locations open seven days a week inside select grocery stores and 1,855 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee and West Virginia. The financial strength of Fifth Third’s Ohio and Michigan banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. The company’s common stock is traded through the NASDAQ National Market System under the symbol “FITB.”

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